Exhibit 99.1

Collegium Reports Fourth Quarter and Full-Year 2021 Financial Results

– BDSI Acquisition Expected to Close Late Q1 2022 –

– 2022 Revenue Guidance of $315-$330 Million, Growth Driven by Xtampza ER –

– Full-Year Net Income of $71.5 Million and Full-Year Adjusted EBITDA of $118.3 million –

– Cash Balance of $186.4 Million –

– Conference Call Scheduled for Today at 4:30 p.m. ET –

STOUGHTON, Mass., February 24, 2022 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today reported its financial results for the fourth quarter and full-year 2021 and provided a corporate update.

“We strengthened the fundamentals of our pain portfolio in the face of challenging market dynamics throughout 2021, achieved key operational objectives, and completed a restructuring that positions Collegium to embark upon a period of growth and value creation,” said Joe Ciaffoni, President and Chief Executive Officer of Collegium. “2022 is a pivotal year for the Company. We are laser focused on two critical priorities: the renegotiation of Xtampza® ER contracts and the diversification of the business through acquisitions. The proposed acquisition of BDSI is strategically and financially transformative, and we believe it will propel Collegium Pharmaceutical to the next level.”

“We exited 2021 in a strong financial position,” said Colleen Tupper, Chief Financial Officer of Collegium. “The Company generated robust operating cash flows, returned $42.9 million to shareholders through our share repurchase program, and paid down $50 million in debt. 2022 is off to an encouraging start and, upon closing, we expect the acquisition of BDSI to diversify the Company’s revenue drivers and accelerate cash flows. The acquisition will be immediately and highly accretive, driven by identified synergies of at least $75 million.”

Business Highlights for 2021

●	Achieved the largest market share increase for Xtampza ER since its first full year of launch, with an exit share of 33% of the oxycodone extended-release market, an 8-percentage point increase versus 2020.
●	Leveraged our cost structure by containing the increase in GAAP operating expense to less than 10%. When GAAP operating expenses are adjusted for stock-based compensation, restructuring, and litigation, the adjusted operating expenses were flat versus 2020.
●	Executed a corporate restructuring in the fourth quarter of 2021, positioning the Company to maximize the potential of its portfolio and to efficiently absorb a commercial stage, high-synergy acquisition.
●	Transitioned to a dedicated manufacturing suite for Xtampza ER and filed a Prior Approval Supplement for an alternate Nucynta® ER manufacturing site in December 2021. We expect transition of supply and benefit to cost of production to begin in the second half of 2022 and expect to realize full cost savings in 2023.
●	Returned $42.9 million to shareholders through share repurchase and repaid $50.0 million of debt.
●	Announced settlement framework to resolve pending opioid litigation.
●	Received recognition of our strong corporate culture through the Boston Globe Top Places to Work and National Top Workplaces awards.

2021 Revenue Adjustment

Provisions for product returns are based on product-level returns rates, recent in-process returns claims, as well as relevant market events and other factors. The Company’s returns policy, for compliance and financial reporting purposes, requires that product is physically returned within an 18-month window beginning 6 months prior to expiration and up until 12 months after expiration.

During the year ended December 31, 2021, there were unprecedented and significant disruptions in the processing of product returns. Specifically, the Company’s wholesaler customers, via the third-party returns processor that they directly and indirectly engage to process the majority of the Company’s product returns, failed to return products to the Company timely in the ordinary course. Due to the failure of the customers and their vendor to return products timely, the Company did not physically receive returned products corresponding to a significant majority of the returns claimed and could not validate or finalize customer return claims, nor determine if the return was or would be eligible for refund upon the physical return. The value of actual returned product during the year ended December 31, 2021, represented less than 20% of the value of product returns claimed for that period. The lack of timely processing of requested product returns obscures information related to the validation of product returns and increases uncertainty related to the actual volume of product that will be physically returned and credited in accordance with the Company’s returns policy.

In addition, the delay in processing returns resulted in a significant portion of the returns claimed not being physically returned within the time period required by the Company’s returns policy, thereby rendering them ineligible for credit. The Company has engaged with its customers to collect amounts due for unprocessed return claims that are not eligible for refund due to the expiration of the return rights, and expects to pursue such collections vigorously, inclusive of litigation if necessary.

During the fourth quarter, after significant and sustained efforts with customers to resolve the unprocessed return claims, the Company formally denied a significant portion of these claims under the Company’s return policy and also concluded that the returns rate had increased. Although the Company has denied and expects to continue to deny credit for product returns that are not in accordance with its return policy, uncertainty exists related to the ultimate resolution of these claims.

As a result of this uncertainty, as well as the impact of unprocessed claims on estimates of future returns, the Company recorded an adjustment to reduce product revenue, net of $38.3 million.

Financial Results for the Fourth Quarter Ended December 31, 2021

●	Total net product revenues were $27.4 million for the quarter ended December 31, 2021 (the “2021 Quarter”), compared to $76.3 million for the quarter ended December 31, 2020 (the “2020 Quarter”). Total net product revenues in the 2021 Quarter include a $38.3 million product revenue adjustment related to returns adjustments as described above.
●	Xtampza ER net product revenues were $5.3 million for the 2021 Quarter, which includes returns adjustments of $13.8 million as described above. Xtampza ER net product revenues were $30.8 million in the 2020 Quarter.
●	Nucynta franchise net product revenues were $22.1 million for the 2021 Quarter, which includes returns adjustments of $24.5 million as described above. Nucynta franchise net product revenues were $45.5 million for the 2020 quarter.
●	GAAP operating expenses were $32.8 million for the 2021 Quarter, compared to $29.3 million for the 2020 quarter. Adjusted operating expenses, which exclude stock-based compensation of $4.9 million, restructuring expenses of $4.6 million, and litigation settlements of $2.9 million, were $20.4 million for the 2021 Quarter, compared to $23.1 million for the 2020 Quarter.
●	Net loss for the 2021 Quarter was ($25.0) million, or ($0.73) loss per share (basic and diluted), compared to net income of $7.0 million, or $0.20 earnings per share (basic and diluted), for the 2020 Quarter. Net loss for the 2021 Quarter and net income for the 2020 Quarter included stock-based compensation expense of $4.9 million and $6.2 million, respectively.
●	Adjusted EBITDA for the 2021 Quarter was ($4.5) million, compared to $38.3 million for the 2020 Quarter.

Full-Year 2021 Financial Highlights

●	Total net product revenues were $276.9 million for the year ended December 31, 2021 (the “FY 2021”), compared to $310.0 million for the year ended December 31, 2020 (the “FY 2020”). Total net product revenues in FY 2021 include a $38.3 million product revenue adjustment related to returns adjustments.
●	Xtampza ER net product revenues were $103.7 million for FY 2021, which includes a $13.8 million product revenue adjustment related to returns adjustments. Xtampza ER product revenues, net were $128.0 million for FY 2020.
●	Nucynta franchise net revenues were $173.2 million for FY 2021, which includes a $24.5 million adjustment related to returns adjustments. Nucynta franchise net revenues were $182.0 million for FY 2020.
●	GAAP operating expenses were $133.0 million for FY 2021, compared to $123.6 million for FY 2020. Adjusted operating expenses, which exclude stock-based compensation of $24.3 million, restructuring expenses of $4.6 million, and litigation settlements of $2.9 million, were $101.2 million for FY 2021, compared to $101.7 million for FY 2020.
●	Net income was $71.5 million, or $2.05 earnings per share (basic) and $1.86 earnings per share (diluted), for FY 2021, compared to net income of $26.8 million, or $0.78 earnings per share (basic) and $0.76 earnings per share (diluted), for FY 2020. Net income included stock-based compensation expense of $24.3 million and $21.9 million for FY 2021 and FY 2020, respectively.
●	Adjusted EBITDA for FY 2021 was $118.3 million, compared to $139.7 million for FY 2020.
●	The Company exited FY 2021 with a cash balance of $186.4 million.

Financial Guidance for 2022

●	Total revenues are expected in the range of $315 million to $330 million

The Company expects to provide a more detailed outlook for 2022 after the closing of the Company’s acquisition of BioDelivery Sciences International, Inc. (“BDSI”), which is expected to occur late in the first quarter of 2022, subject to the satisfaction of customary closing conditions.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, February 24, 2022, at 4:30 p.m. Eastern Time. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Q4 2021 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a diversified, specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures such as adjusted EBITDA and adjusted operating expenses. We use these non-GAAP financial measures to understand, manage and evaluate our business as we believe they provide additional information on the performance of our business. We believe that the presentation of these non-GAAP financial measures, taken in conjunction with our results under GAAP, provide analysts, investors, lenders and other third parties insight into our view and assessment of our ongoing operating performance. In addition, we believe that the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing our performance and results from period to period. We report these non-GAAP financial measures to portray the results of our operations prior to considering certain income statement elements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, restructuring expenses, and litigation settlements. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income, which is the nearest GAAP equivalent, such as:

●	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	we exclude stock-based compensation expense from adjusted EBITDA although (a) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy and (b) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
●	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
●	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
●	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
●	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs. The amount and/or frequency of these restructuring expenses are not part of our underlying business; and
●	we exclude litigation settlements from adjusted EBITDA, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred.

Adjusted operating expenses is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense, restructuring, and litigation settlements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to the acquisition of BioDelivery Sciences International, Inc. (“BDSI”) and the anticipated timing and benefits thereof, our strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, potential synergies, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations.  Actual results may differ materially from management’s expectations and such forward-looking statements in this press release could be affected as a result of various important factors, including risks relating to, among others: risks related to our ability to complete the transaction on the proposed terms and schedule or at all; whether the tender offer conditions will be satisfied, including whether sufficient stockholders of BDSI tender their shares in the transaction; the outcome of legal proceedings that may be instituted against BDSI and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of our common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; risks related to future opportunities and plans for BDSI and its products, including uncertainty of the expected financial performance of BDSI and its products; the impact of the COVID-19 pandemic on our ability to conduct our business, reach our customers, and supply the market with our products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain and maintain regulatory approval of our products and any product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; the size of the markets for our products and product candidates, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products and product candidates; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement, opioid-related or other litigation that may be brought by or against us, including litigation with Purdue Pharma, L.P.; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our and BDSI’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:
Alex Dasalla

Head of Investor Relations and Corporate Communications

adasalla@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	December 31,	December 31,
	2021	2020
Cash and cash equivalents	$186,426	$174,116
Accounts receivable, net	105,844	83,320
Inventory	17,394	15,614
Prepaid expenses and other current assets	5,879	4,838
Property and equipment, net	19,491	18,988
Operating lease assets	7,644	8,391
Intangible asset, net	268,723	335,904
Restricted cash	2,547	2,547
Deferred tax assets	78,042	—
Other noncurrent assets	87	123
Total assets	$692,077	$643,841

Accounts payable and accrued expenses	33,403	34,672
Accrued rebates, returns and discounts	196,996	156,554
Term notes payable	110,019	157,514
Convertible senior notes	139,966	99,575
Operating lease liabilities	8,765	9,495
Shareholders’ equity	202,928	186,031
Total liabilities and stockholders’ equity	$692,077	$643,841

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Product revenues, net	$27,362	$76,271	$276,868	$310,016
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	11,900	15,184	59,070	69,500
Intangible asset amortization	16,795	16,795	67,181	60,680
Total cost of products revenues	28,695	31,979	126,251	130,180
Gross profit	(1,333)	44,292	150,617	179,836
Operating expenses
Research and development	1,609	2,472	9,451	9,772
Selling, general and administrative	26,602	26,824	118,960	113,832
Restructuring	4,578	—	4,578	—
Total operating expenses	32,789	29,296	132,989	123,604
(Loss) income from operations	(34,122)	14,996	17,628	56,232
Interest expense	(4,757)	(7,737)	(21,014)	(28,882)
Interest income	3	3	12	232
(Loss) income before income taxes	(38,876)	7,262	(3,374)	27,582
(Benefit from) Provision for income taxes	(13,842)	304	(74,891)	830
Net (loss) income	$(25,034)	$6,958	$71,517	$26,752

(Loss) earnings per share — basic	$(0.73)	$0.20	$2.05	$0.78
Weighted-average shares — basic	34,123,309	34,592,277	34,936,817	34,407,959

(Loss) earnings per share — diluted	$(0.73)	$0.20	$1.86	$0.76
Weighted-average shares — diluted	34,123,309	35,417,623	41,045,805	35,151,353

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
GAAP net (loss) income	$(25,034)	$6,958	$71,517	$26,752
Adjustments:
Interest expense	4,757	7,737	21,014	28,882
Interest income	(3)	(3)	(12)	(232)
Provision for (benefit from) income taxes	(13,842)	304	(74,891)	830
Depreciation	424	281	1,736	870
Amortization	16,795	16,795	67,181	60,680
Stock-based compensation expense	4,912	6,210	24,255	21,910
Restructuring	4,578	—	4,578	—
Litigation settlements	2,935	—	2,935	—
Total adjustments	$20,556	$31,324	$46,796	$112,940
Adjusted EBITDA	$(4,478)	$38,282	$118,313	$139,692

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
GAAP Operating expenses	$32,789	$29,296	$132,989	$123,604
Adjustments:
Stock-based compensation	4,912	6,210	24,255	21,910
Restructuring	4,578	—	4,578	—
Litigation settlements	2,935	—	2,935	—
Total adjustments	12,425	6,210	31,768	21,910
Adjusted operating expenses	$20,364	$23,086	$101,221	$101,694